Exhibit 10.1

[Name]

[Clock #]

FORM OF

PERFORMANCE STOCK UNIT

AWARD AGREEMENT

Congratulations! On [January 2, 2008], Leggett & Platt, Incorporated (the “Company”) granted you a Performance Stock Unit Award (the “Award”). You have been granted a base award of [1,000] Performance Stock Units, subject to the terms of this Agreement. Each Performance Stock Unit represents one share of the Company’s common stock.

1. Performance Period and Payout Percentage. The number of shares that will be issued to you pursuant to this Award depends on the Company’s performance during the three-year period beginning [January 1, 2008] and ending [December 31, 2010] (the “Performance Period”). The Company’s Total Shareholder Return (“TSR”) during the Performance Period will be compared to the TSR of similar companies (the “Peer Group”). The Peer Group includes all the companies in the Industrial, Consumer Discretionary and Materials sectors of the S&P 500 and the S&P 400. TSR is calculated as follows and assumes dividends are reinvested on the payment date:

Stock Price at End of Period – Stock Price at Beginning of Period + Dividends

Stock Price at Beginning of Period

Depending on how the Company’s TSR ranks within the Peer Group at the end of the Performance Period, you will earn from 0% to 175% of your base award.

If the Company’s TSR during the Performance Period is equal to or greater than that of 75% of the Peer Group, you will be issued shares of Leggett & Platt common stock equal to 175% of the base award, or [1,750] shares. If the Company’s TSR falls at the 50th percentile of the Peer Group, you will receive 75% of the base award, or [750] shares. For performance at the 25th percentile, you will receive 25% of your base award, or [250] shares. No shares will be issued under your Award if the Company does not meet the 25th percentile threshold. Additional payouts are shown in the chart below. Payouts will be interpolated for TSR falling between the levels shown.

Percentile Rank of L&P TSR	Payout % of Your Base Award
25%	25%
30%	35%
35%	45%
40%	55%
45%	65%
50%	75%
55%	95%
60%	115%
65%	135%
70%	155%
75%	175%

2. Vesting of Award and Issuance of Shares. With the exception of early vesting for circumstances described in Section 3, this Award will vest on [December 31, 2010] (the “Vesting Date”). You will be issued one share of the Company’s common stock for each vested Performance Stock Unit, calculated as described in Section 1, as soon as reasonably practicable following the end of the Performance Period but in no event later than [March 15, 2011.]

3. Separation from Service.

a.	Except as provided in Section 3(b), if you separate from service for any reason before the Vesting Date, your right to this Award will terminate immediately upon such separation of service.

b.	If your separation from service during the Performance Period is due to Retirement (as defined below), death, or Disability (as defined below), you will receive a pro-rata number of shares following the end of the Performance Period for each full calendar year of service performed.

“Retirement” means you voluntarily quit (i) on or after age 65, or (ii) on or after age 55 if you have at least 20 years of service with the Company or any company or division acquired by the Company.

“Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year.

c.	In determining whether you have separated from service during any leave of absence, the employment relationship will be treated as continuing intact while you are on military, sick leave or other bona fide leave of absence if (i) the Company does not terminate the employment relationship or (ii) your right to re-employment is guaranteed by statute or by contract.

4. Transferability. The Performance Stock Units may not be transferred, assigned, pledged or otherwise made subject to any encumbrance until the related shares have been issued.

5. No Rights as Shareholder. You will not have the rights of a shareholder with respect to the Performance Stock Units until the underlying shares have been issued. You will not have the right to vote the shares or receive any dividends that may be paid on Company common stock prior to issuance of the shares.

6. Withholding. You will recognize taxable income equal to the fair market value of the shares on the date they are issued to you. This amount is subject to ordinary income tax and payroll tax. The Company may withhold from the shares issued any amount required to satisfy applicable tax laws (at the Company’s required withholding rate). The Company, at its discretion, may allow you to pay the taxes in cash if you make suitable arrangements with the Company prior to the issuance date.

The income and tax withholding generated by the issuance of shares to you will be reported on your W-2. If your personal income tax rate is higher than the Company’s minimum required withholding rate, you will owe additional tax on the issuance. After payment of the ordinary income tax, your shares will have a tax basis equal to the closing price of L&P stock on the date the shares are issued.

7. Award Not Benefit Eligible. This Award will be considered special incentive compensation and will not be included as earnings, wages, salary or compensation in any pension, retirement, welfare, life insurance or other employee benefit plan or arrangement of the Company.

8. Plan Controls; Committee. This Agreement is subject to all terms, provisions and definitions of the Flexible Stock Plan (the “Plan”), which is incorporated by reference. In the event of any conflict, the Plan will control over this Agreement. Upon request, a copy of the Plan will be furnished to you. The Plan is administered by a committee of non-employee directors or their designees (the “Committee”). The Committee’s decisions and interpretations with regard to this Award will be binding and conclusive.

9. Other. In the absence of any specific agreement to the contrary, the grant of the Performance Stock Units to you will not affect any right of the Company or its subsidiaries to terminate your employment or your right to resign from employment.

This Agreement is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code for performance-based compensation.

This Agreement is entered into and accepted in Carthage, Missouri. The Agreement will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction.

Any action or proceeding arising from or related to this Agreement is subject to the exclusive venue and subject matter jurisdiction of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri, and the parties agree to submit to the jurisdiction of such Courts. The parties also waive the defense of an inconvenient forum and agree not to seek any change of venue from such Courts.

IMPORTANT

By signing below, you confirm that you understand and agree that the Performance Stock Units provided in this Award are subject to the terms of this Agreement.

The Annual Report to Shareholders is not provided with this Agreement but is available upon request to the Corporate Human Resources Department.

Accepted and Agreed:	Please return one signed original of this page to:
Annette Garner
Compensation Manager
Leggett & Platt, Incorporated
[Name]	#1 Leggett Road
Social Security No.	Carthage, MO 64836

This award letter is part of a prospectus covering securities that have been registered under the Securities Act of 1933. Neither the Securities & Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.